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                                                                    EXHIBIT 10.1

                               SAFECO CORPORATION
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                   AS AMENDED AND RESTATED ON NOVEMBER 4, 1998
                       (AS LAST AMENDED FEBRUARY 5, 2003)

1.       PURPOSE

The purpose of this Deferred Compensation Plan ("Plan") is to provide for deferral of payment of all or any portion of the annual retainer, meeting fees, and any other fees or retainers payable to non-employee directors of SAFECO Corporation ("Company"); dividend equivalents payable on Restricted Stock Rights ("RSRs") granted to such directors; and all or any part of amounts payable in settlement of RSRs granted to non-employee directors and certain gains realized by such directors on stock-for-stock exercises of options to purchase the Company's common stock ("Common Stock").

2.       ADMINISTRATIVE COMMITTEE

The Board shall from time to time appoint a committee to administer this Plan (the "Administrative Committee"). The Administrative Committee shall have full power and authority to construe and interpret the Plan. Members of the Administrative Committee who are otherwise eligible to participate in this Plan may do so while serving as members of that Committee, provided that no member shall be entitled to vote or take any other action as part of the Committee with respect to his or her benefits under the Plan. Decisions of the Administrative Committee shall be final and binding upon the directors, their legal representatives and beneficiaries. Approval by the Administrative Committee of any election or request made by a director or the legal representative or beneficiary of a director shall be subject to the sole discretion of the Administrative Committee.

3.       ELIGIBILITY

Any non-employee director of the Company is eligible to participate in the Plan.

4.       ELECTION TO DEFER FEES

         (a) Deferral Election. A non-employee director may elect to defer all or a specified percentage of the annual retainer, meeting fees, and any other fees or retainers (all of the foregoing are collectively referred to as "Fees") that may thereafter become payable by executing and delivering to the Administrative Committee an election ("Deferral Election") stating the dollar amount or percentage of the Fees to be deferred.

         (b) Timing. To be effective, a Deferral Election must be filed with the Administrative Committee by December 31 of the year prior to the year in which the Fees are payable, except that any director newly elected to the Company's Board of Directors shall have 30 days following the date of such director's election in which

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                  to file an irrevocable Deferral Election covering Fees payable during the remainder of the current year. A Deferral Election filed by December 31 shall be irrevocable for the next year and will thereafter remain in effect indefinitely on a year-by-year basis until participation in the Plan terminates, or until the Deferral Election is amended or revoked by a new Deferral Election, which shall take effect the following year.

         (c) Special Rule for New Fees. If, during the course of a year, a non-employee director becomes eligible to receive a type of Fee for which the director was not eligible on December 31 of the prior year, the director may file a Deferral Election with respect to any payments of such Fee payable during the remainder of the current year, provided the Deferral Election is made before the earlier of (i) 30 days following the date the director becomes eligible for the Fee, and (ii) the date the Fee or any portion thereof is payable.

5.       ELECTION TO DEFER GAINS ON STOCK-FOR-STOCK OPTION EXERCISES

         (a) Deferral of Qualifying Gains. A non-employee director may elect to defer Qualifying Gain (as defined below) realized on the exercise of one or more non-qualified stock options to purchase Common Stock, provided the option exercised was granted under a plan or program that permits deferral of gain with respect to such option.

                  (i) Qualifying Gain. "Qualifying Gain" means the net value accrued upon exercise of an option using a stock-for-stock payment method (i.e., the amount by which the total value of the shares exercised exceeds the total value of the shares used to pay the exercise price). For example, a director elects to defer the Qualifying Gain accrued upon exercise of an option to purchase 1,000 shares of Common Stock at an exercise price of $20 per share when the Common Stock has a current fair market value of $25 per share. The director delivers 800 shares of Common Stock (worth $20,000) to pay the exercise price. In return, the director receives 800 shares of Common Stock worth $20,000 and the director's Account (as defined below) is credited with a Qualifying Gain of $5,000.

                  (ii) Valuation of shares. For purposes of calculating the Qualifying Gain, shares shall be valued at the price at which the last sale of the Common Stock was made prior to 1:00 p.m. Pacific Time on the NASDAQ Stock Market on the date the option is exercised.

         (b) Stock Option Election. An election to defer Qualifying Gain on a stock option exercise shall be valid only if: (i) a separate irrevocable election ("Stock Option Election") is completed and signed by the director with respect to the stock option;
                  (ii) the Stock Option Election is delivered to and accepted by the Administrative Committee at least six months before the director elects to exercise the stock option; (iii) the exercise price is paid in Common Stock (either through physical

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                  delivery or attestation); and (iv) the director complies with such other rules as the Administrative Committee may establish from time to time.

6.       ELECTION TO DEFER RSR SETTLEMENTS AND RSR DIVIDENDS

         (a) Deferral of RSR Settlement Amounts. A non-employee director may elect to defer amounts payable in settlement of RSRs ("RSR Settlement Amounts") granted to such director by executing and delivering to the Administrative Committee a Deferral Election indicating the RSR Settlement Amounts that the director wishes to defer. RSR Settlement Amounts may be deferred only if the underlying RSR was granted under a plan or program that permits the deferral of RSR Settlement Amounts.

         (b) Deferral of RSR Dividend Equivalents. A non-employee director may elect to defer dividend equivalents payable on RSRs ("RSR Dividend Equivalents") granted to such director by executing and delivering to the Administrative Committee a Deferral Election indicating that the director wishes to defer RSR Dividend Equivalents. Any such election to defer RSR Dividend Equivalents must include all RSR Dividend Equivalents declared during the following year. RSR Dividend Equivalents may only be deferred if the underlying RSR was granted under a plan or program that permits the deferral of RSR Dividend Equivalents.

         (c)      Timing of Elections.

                  1. RSR Settlements. A non-employee director may file a Deferral Election with respect to RSR Settlement Amounts with the Administrative Committee no later than December 31 of a year, provided that such Deferral Election shall not be effective if the non-employee director's membership on the Board terminates within one year of the date on which such Deferral Election is filed. Notwithstanding this one year rule, if, during the course of a year, a non-employee director first becomes eligible to receive RSRs, the director may file a Deferral Election for RSR Settlement Amounts, provided that the Deferral Election is made within 30 days following the date the director is notified of eligibility for the RSR. A non-employee director may revoke or change a previous Deferral Election made with respect to RSR Settlement Amounts, provided that such revocation or change shall not be effective if the non-employee director's membership on the Board terminates within one year of the date on which such revocation or change is filed with the Administrative Committee.

                  2. RSR Dividend Equivalents. A Deferral Election with respect to RSR Dividend Equivalents must be filed with the Administrative Committee by December 31 of the year prior to the calendar year in which the RSR Dividend Equivalents are declared and shall be irrevocable with respect to the RSR Dividend Equivalents declared in such calendar year. Notwithstanding the foregoing, if, during the course of a year, a non-employee director first becomes eligible to

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                           receive RSRs, the director may file a Deferral
                           Election with respect to any RSR Dividend Equivalents declared during the remainder of the current year, provided that the Deferral Election is made within 30 days following the date the director is notified of eligibility for the RSR and applies only to RSR Dividend Equivalents declared after the date the Deferral Election is filed.

7.       DEFERRAL ACCOUNTS

         (a) Establishment of Accounts. The Company shall establish an account ("Account") in the name of each participating non-employee director, to which all deferred Fees, Qualifying Gains, RSR Settlement Amounts and RSR Dividend Equivalents attributable to the director and the earnings thereon shall be credited. A director's Account shall at all times be a bookkeeping entry only and shall not represent any investment made by the Company on the director's behalf. A director shall be fully vested at all times in the deferred Fees, Qualifying Gains, RSR Settlement Amounts and RSR Dividend Equivalents credited to his or her Account.

         (b) Crediting of Accounts. Deferrals of Fees shall be credited to the director's Account on the date the Fees would have been paid but for the Deferral Election. Each Qualifying Gain shall be credited to the director's Account on the date that the option to which the gain relates is exercised. RSR Settlement Amounts that are deferred shall be credited to the director's Account on the RSR settlement date. RSR Dividend Equivalents that are deferred shall be credited to the director's Account on the dividend date.

8.       MEASUREMENT FUNDS

         (a) Allocation Among Measurement Funds. A director's Account shall be allocated among phantom investments (each a "Measurement Fund") designated by the Administrative Committee for use as an index to value the portion, if any, of the director's Account allocated to that phantom investment. The allocation of a director's deferred Fees, Qualifying Gains, RSR Settlement Amounts and RSR Dividend Equivalents shall be governed by the director's most recent Allocation Election (described below) and such rules as the Administrative Committee may establish from time to time. The Account of each director shall be credited (or debited) on a daily basis according to the performance of each Measurement Fund selected by the director.

         (b) Available Funds. The Measurement Funds available under this Plan at any given time shall be set forth on Appendix A. The Company is under no obligation to offer any particular investment as a Measurement Fund and reserves the right to eliminate, change and add Measurement Funds at any time by action of the Administrative Committee.

         (c) Allocation Election. Each non-employee director shall file a written election ("Allocation Election") with the Administrative Committee indicating the manner

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                  in which the director's future Qualifying Gains, deferred
                  Fees, RSR Settlement Amounts and RSR Dividend Equivalents are to be allocated among the available Measurement Funds. A director may file a new Allocation Election at any time. An Allocation Election will be given effect no later than the next business day after it is received and accepted by the Administrative Committee.

         (d) Reallocation Election. Once each year, in accordance with such rules as the Administrative Committee may establish from time to time, a director may file a written election with the Administrative Committee reallocating the director's Account among the available Measurement Funds (a "Reallocation Election"). A Reallocation Election shall be effective as of the next regularly-scheduled quarterly meeting of the Company's Board of Directors held after the Administrative Committee's receipt and acceptance of the director's Reallocation Election, except that a Reallocation Election will not be given effect if it would generate a "non-exempt" transaction for purposes of the rules promulgated under
                  Section 16 of the Securities Exchange Act of 1934, as amended. (A "non-exempt" transaction would result if a director's Reallocation Election would cause a transfer of all or part of the director's Account into (or out of) the Phantom Stock Fund less than six months after the director filed a Reallocation Election electing an opposite-way transfer into or out of that Fund.)

         (e) No Actual Investment. Notwithstanding any other Plan provision that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only. Neither a director's election of any Measurement Fund nor the crediting or debiting of amounts to the director's Account in accordance with that election shall be construed as an actual investment of the director's Account in any Measurement Fund.

9.       PHANTOM STOCK FUND

         (a) Phantom Stock Fund. Amounts allocated to the Phantom Stock Fund shall be credited in units ("Units" or "Phantom Stock Units") based on the price at which the last sale of Common Stock was made prior to 1:00 p.m. Pacific Time on the NASDAQ Stock Market on the date of crediting (the "Closing Price"). Fractional Units shall be credited to three decimal points.

         (b) Dividends. To the extent cash dividends are paid by the Company on the Common Stock, a director's Account shall be credited with phantom dividends on Phantom Stock Units. Phantom dividends shall equal the product of the dividend paid on a share of Common Stock multiplied by the number of Units in a director's Account on the record date for the cash dividend. Phantom dividends shall be credited to a director's Account in the form of additional Phantom Stock Units. The number of additional Units credited shall be determined based on the Closing Price of the Common Stock on the dividend payment date.

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         (c)      No Actual Shares. No actual shares of Common Stock will be issued directly or indirectly under the Plan in respect of Phantom Stock Units.

         (d) Reorganizations. In the event of any change in the Common Stock by reason of an issuance of additional shares, recapitalization, reclassification, merger, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of Phantom Stock Units held by directors under the Plan shall be proportionately adjusted by the Administrative Committee.

         (e) No Voting Rights. No voting or other rights of any kind associated with the ownership of Common Stock shall inure to a director by virtue of the director's allocation of all or any part of the director's Account to the Phantom Stock Fund.

10.      DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNT

         (a) General. Except as otherwise expressly provided in this Plan, no withdrawal or payment shall be made from a director's Account except following the first to occur of the director's death, permanent disability, retirement as a director or other termination of service as a director of the Company. Payments shall be made in accordance with paragraphs (b) and (c) of this Section 10 unless the director has filed an election under paragraph (d) of this Section requesting an alternative distribution type and/or time period. All payments shall be made in cash, regardless of the Measurement Funds selected by the director.

         (b) Retirement and Disability Distributions. If a director terminates service as a director on account of a permanent disability, as determined by the Administrative Committee, or retires as a director of the Company under the Company's retirement policy for directors as then in effect, the balance in the director's Account shall be paid to the director in 10 annual installments, with each installment payable in January as soon as practicable after year-end, commencing the January next following the director's retirement or termination of service. The amount of the installment payable following any given year-end shall be determined by valuing the director's Account as of the close of business on the last business day of the year and then multiplying that value by a fraction, the numerator of which is one and the denominator of which is the remaining number of installment payments.

         (c) Distributions Following Death and Other Non-Retirement Terminations. If a director dies prior to retirement as a director or terminates service as a director of the Company for any reason besides retirement or a permanent disability, the entire balance of the director's Account shall be paid out in a single lump sum within 30 days after the termination of service or the date the Company is notified, in a form acceptable to the Administrative Committee, of the director's death, as applicable. The value of the director's Account shall be determined as of the date of the director's death or termination of service.

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         (d)      Distribution Election.

                  (i) Election permitted. A director shall be permitted, in accordance with rules established by the Administrative Committee from time to time, to elect a distribution type and/or period (up to ten years) different from those set forth in paragraphs (b) and
                           (c) above (a "Distribution Election"), provided that distributions must commence no later than the year after the director retires from the Board of Directors or otherwise terminates service as a director.

                  (ii) Procedure. To be effective, a Distribution Election must be made in writing and be received by the Administrative Committee at least 12 months prior to the director's retirement or termination of service as a director of the Company, except that the 12-month waiting period shall not apply if the termination of service was due to the director's death or permanent disability. Except as provided in paragraph (iv) below, a director may revoke a Distribution Election by written notice or file a new Distribution Election with the Administrative Committee at any time, subject to the above 12-month waiting period, except that a Distribution Election shall become irrevocable once the director is within 12 months of normal retirement under the Company's retirement policy for directors as then in effect.

                  (iii) Entire Account. Any Distribution Election filed by a director shall apply to his or her entire Account, including both the amounts credited to the Account prior to the date of the Distribution Election and those credited thereafter, without regard to how the Account may be allocated among investment options.

                  (iv) Elections by first-time directors. In the case of a director making his or her first Deferral Election under this Plan, a Distribution Election filed with the Administrative Committee at the same time as the director's initial Deferral Election shall be given effect even if the director terminates service as a director less than 12 months later. A Distribution Election filed at the same time as the director's initial Deferral Election shall be irrevocable for 12 months.

         (e) Tax Distributions. If, for any reason, all or any portion of a director's Account becomes taxable to the director prior to distribution in accordance with the Plan, a director may petition the Administrative Committee for a special distribution of the taxable portion. Upon the grant of such a petition, which shall not be unreasonably withheld, the Company shall promptly distribute to the director the portion of his or her Account that has become taxable.

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11.      BENEFICIARIES

A director may designate one or more beneficiaries to receive amounts payable under the Plan in the event of the director's death. To designate beneficiaries, the director shall complete a beneficiary designation form in accordance with the Administrative Committee's rules and procedures as in effect from time to time. A director may change a beneficiary designation at any time by filing a new beneficiary designation form with the Administrative Committee. Upon the Administrative Committee's acceptance of the new form, all beneficiary designations previously filed shall be canceled. If the director names someone other than his or her spouse as primary beneficiary, a spousal consent, in the form designated by the Administrative Committee, must be signed by the director's spouse and returned to the Administrative Committee. If the director fails to designate a beneficiary or if the designated beneficiary predeceases the director, then the unpaid amounts in the Account of a deceased director shall be paid to the director's surviving spouse, or, if the director has no surviving spouse, to the personal representative of the director's probate estate.

12.      ANNUAL STATEMENTS

At least annually, the Company will provide each non-employee director with a statement showing the deferred Fees, Qualifying Gains, RSR Settlement Amounts and RSR Dividend Equivalents credited to the director's Account and any additional amounts credited (or debited) thereto in accordance with the director's Allocation Election(s) and the provisions of this Plan.

13.      TERMINATION OR AMENDMENT OF THE PLAN

The Plan may be terminated, modified, or amended from time to time by resolution of the Board of Directors. If the Plan is terminated, all amounts accrued in directors' Accounts before termination will remain subject to the provisions of the Plan as though the Plan had not been terminated.

14.      DIRECTORS' RIGHTS

         (a) No Funding or Interest in Company Assets. Amounts deferred and accrued under the Plan remain the property of the Company, and no director or other person shall acquire any property interest in any assets of the Company on account of participation in the Plan. A director's rights are limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded, and to the extent that any director acquires a right to receive payments from the Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

         (b) Transferability. Interests in the Plan may not be transferred, assigned, pledged or encumbered. Prior to the time payment of an Account is actually made to a director, the director shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under the Plan.

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15.      GOVERNING LAW

This Plan shall be governed by and interpreted in accordance with the internal laws of the state of Washington without regard to conflict of law principles.

16.      EFFECTIVE DATE

The effective date of this Plan is November 2, 1994.

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                                   Appendix A

                             MEASUREMENT FUNDS UNDER
         THE SAFECO CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS

The following Measurement Funds shall be available under the Plan:

         a.       Phantom Stock Fund (described in Section 9 of the Plan);

         b. Interest-Accruing Fund (interest credited at an annual rate equal to the applicable federal long-term rate for purposes of
                  Section 1274 of the Internal Revenue Code of 1986, as amended, in effect at January 1 of each year);

         c.       SAFECO 401(k) Savings Plan Investment Options:

                  -        Diversified Common Stock Portfolio

                  -        Intermediate Term Bond Portfolio

                  -        Money Market Portfolio

                  -        SAFECO Equity Fund

                  -        SAFECO Growth Fund

                  -        SAFECO Income Fund

                  -        SAFECO International Stock Fund

                  -        SAFECO Small Company Stock Fund

                  -        Vanguard Total Bond Market Index Fund

                  -        Vanguard Total Stock Market Index Fund

                  -        Vanguard Growth Index Fund

                  -        Vanguard Balanced Index Fund

                  -        RS Emerging Growth Fund

                  -        SAFECO High-Yield Bond Fund

                  -        Fidelity Growth Company Fund

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